Exhibit 99.1

Eargo Announces Strategic Additions to Board of Directors Following Patient Square Capital Becoming New Majority Shareholder

SAN JOSE, Calif., December 7, 2022 – Eargo, Inc. (“Eargo” or the “Company”) (Nasdaq: EAR), a medical device company on a mission to improve the quality of life for people with hearing loss, today announced the appointments of several new directors following the closing of the Company’s rights offering as previously announced on November 29, 2022. Patient Square Capital became the Company’s majority owner upon closing of the rights offering and conversion of Patient Square’s senior secured convertible notes per its investment in June 2022.

As previously announced, following the completion of the rights offering, Patient Square has the right to nominate a number of directors to the Company’s Board of Directors that is proportionate to its ownership of the Company, and has nominated Karr Narula, Justin Sabet-Peyman, and Trit Garg, M.D. to serve on the Board of Directors (the “Board”), effective today. Mr. Sabet-Peyman will serve as Chair of both the Compensation Committee and the Nominating and Corporate Governance Committee, and Dr. Garg will serve as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

The appointment of the new Patient Square directors fills the seats vacated by Josh Makower, M.D., Douglas Hughes, and A. Brooke Seawell, following their respective resignations from the Board today.

In addition, the Company announced the appointment of Donald Spence to its Board of Directors, also effective today. Mr. Spence will serve as Chair of the Board and will serve as a member of the Audit Committee. The Board increased its size from six to seven members with the appointment of Mr. Spence.

Christian Gormsen, President and Chief Executive Officer of Eargo, said, “We are very excited to welcome Patient Square as majority shareholder of Eargo and Karr, Justin, Trit, and Don to our Board of Directors. We are confident their prolific experience across the health care industry will add strategic value to our business as we focus on executing against our omni-channel growth strategy.”

Dr. Makower, former Chair of the Board, added, “We welcome Patient Square as a new majority owner of Eargo, and are excited to see the business now capitalized to execute on their omni-channel growth strategy. Patient Square is an experienced and respected partner and brings this support at a much-needed time. I am thankful to have played a role, working with the strong team at Eargo, bringing this technology to market and believe the Company is now in a strong position to achieve its vision of expanding access and improving the lives of the millions of people across the world with hearing loss.”

Karr Narula is a Founding Partner of Patient Square Capital, a health care focused investment firm. He has over 18 years of health care investment and operations experience. At Patient Square, Mr. Narula brings an operational lens to health care investment decisions and oversees the firm's Transformation and Growth (TAG) Team, which deploys specialized transformation and growth capabilities to unlock value within portfolio companies. He currently serves on the board of directors of Access Telecare.  Prior to Patient Square, Mr. Narula spent 13 years at KKR, a private equity firm, where he was a Partner and Head of KKR's Portfolio Operations Team (KKR Capstone) in the Americas. Mr. Narula holds a B.S. in Industrial Engineering with Distinction from Stanford University and an M.B.A. from Harvard Business School.

Justin Sabet-Peyman currently serves as a Managing Director of Patient Square Capital, a health care focused investment firm. Mr. Sabet-Peyman previously worked at KKR on the Americas Health Care Team for over 10 years where he focused on private equity and growth equity investing. Mr. Sabet-Peyman currently serves on the board of directors of Access Telecare and previously served on the Boards of Heartland Dental, PetVet Care Centers, Trilogy MedWaste, Ebb Therapeutics, EchoNous, Arbor Pharmaceuticals, and Lake Region Medical.  Mr. Sabet-Peyman received his B.S. and M.S. in Electrical Engineering from Stanford University where he graduated as the Henry Ford II Scholar and was a Mayfield Fellow.

Dr. Trit Garg currently serves as a Vice President at Patient Square Capital, a health care focused investment firm. Prior to joining Patient Square, Dr. Garg was a Principal at HealthQuest Capital. Previously Dr. Garg was a resident physician in Internal Medicine at Stanford University Hospital. Dr. Garg currently serves on the Board of Directors of Access TeleCare. Dr. Garg holds an M.D. from Stanford Medical School and an M.B.A. from Stanford’s Graduate School of Business. He graduated with a B.A. with High Distinction from the University of California, Berkeley, where he was a Regents’ and Chancellor’s Scholar.

Don Spence is a retired executive with decades of leadership experience within the healthcare industry, most recently serving as President and Chief Executive Officer of Ebb Therapeutics until 2019. Prior to joining Ebb Therapeutics, Mr. Spence was Chairman and Chief Executive Officer of Lake Region Medical, Inc. from 2010 until its acquisition by Integer Holdings Corporation in October of 2015. Mr. Spence previously served as President of the Sleep and Home Respiratory Group for Philips Respironics and as Chief Executive of Philips Home Healthcare Solutions. Prior to Philips, Mr. Spence held leadership roles at both GKN Sinter Metals and BOC Group, PLC. Mr. Spence currently serves on the board of directors at Integer Holdings Corp (NYSE:ITGR), Vapotherm, Inc. (NYSE:VAPO), and Linguaflex, Inc.

About Eargo
Eargo is a medical device company on a mission to improve hearing health. Our innovative products and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost. We believe our Eargo hearing aids are the first virtually invisible, rechargeable, completely-in-canal, FDA-regulated, Class I or Class II exempt devices indicated to compensate for mild to moderate hearing loss. Our differentiated, consumer-first approach empowers consumers to take control of their hearing. Consumers can purchase online or over the phone and get personalized and convenient consultation and support from hearing professionals via phone, text, email or video chat. Eargo hearing aids are offered to consumers at approximately half the cost of competing hearing aids purchased through traditional channels in the United States.

Eargo’s sixth generation device, Eargo 6, is an FDA Class II exempt hearing device featuring Sound Adjust technology that automatically optimizes the soundscape as the user moves between environments. Eargo 6 is available for purchase here.

Related Links
http://eargo.com

Investor Contact
Nick Laudico
Senior Vice President of Corporate Strategy and Investor Relations
ir@eargo.com

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